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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                SCHEDULE 13G/A



            Information Statement Pursuant To Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                            TIVOLI INDUSTRIES, INC.
                  -------------------------------------------
                               (Name of Issuer)

                                 Common Stock
                  -------------------------------------------
                         (Title of Class of Securities)

                                   88871110
                  -------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      1.

CUSIP No. 88871110                 13G/A                      Page 2 of 5 Pages
------------------                                            -----------------
-------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
      Terrence C. Walsh and Marilyn J. Walsh, Joint Tenants
      Social Security No.:  ###-##-####
-------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)  [_]
                                                         (b)  [_]
-------------------------------------------------------------------------------
3     SEC USE ONLY

-------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
-------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

                         1,106,900
                     ----------------------------------------------------------
    NUMBER OF        6   SHARED VOTING POWER
     SHARES
  BENEFICIALLY           -0-
 OWNED BY EACH       ----------------------------------------------------------
   REPORTING         7   SOLE DISPOSITIVE POWER
  PERSON WITH
                         1,106,900
                     ----------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER

                         -0-
-------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,106,900
-------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      28.1%
-------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
-------------------------------------------------------------------------------
                         *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      2.

Item 1.

   (a)   Name of Issuer:  Tivoli Industries, Inc.

   (b) Address of Issuer's Principal Executive Offices: 1513 E. St. Gertrude Place, Santa Ana, CA 92705

Item 2.

   (a) Name of Person Filing: Terrence C. Walsh and Marilyn J. Walsh, Joint Tenants

   (b) Address of Principal Business Office or, if None, Residence: c/o Tivoli Industries, Inc., 1513 E. St. Gertrude Place
         Santa Ana, CA 32705

   (c)   Citizenship:   United States

   (d)   Title of Class of Securities:   Common Stock

   (e)   CUSIP Number:   88871110


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

               Not Applicable


Item 4.  Ownership

   If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

   (a)   Amount Beneficially Owned:   1,106,900

   (b)   Percent of Class:  28.1

   (c)   Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:  1,106,900
          (ii) shared power to vote or to direct the vote:  None
         (iii) sole power to dispose or to direct the disposition of:  1,106,900
          (iv) shared power to dispose or to direct the disposition of:  None

          Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class

          Not Applicable

                                      3.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not Applicable


Item 8.  Identification and Classification of Members of the Group

          Not Applicable


Item 9.  Notice of Dissolution of Group

          Not Applicable


Item 10.  Certification

          Not Applicable

EXHIBITS

          Not Applicable

                                      4.

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         January 14, 1998
                         -------------------------------------------
                         Date


                         -------------------------------------------
                         Signature


                         Terrence C. Walsh
                         -------------------------------------------
                         Name/Title


                         -------------------------------------------
                         Signature


                         Marilyn J. Walsh
                         -------------------------------------------
                         Name/Title


                                      5.